ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated November 22, 2010

UBS AG $• Return Optimization Securities Linked to The Financial Select Sector SPDR® Fund due on or about November 28, 2014

Investment Description

UBS AG Return Optimization Securities (“ROS”) are senior unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to The Financial Select Sector SPDR® Fund. The ROS are designed to provide enhanced exposure to the potential positive performance of one share of The Financial Select Sector SPDR® Fund (the “underlying equity”) up to the maximum gain. If the ending price is greater than the starting price (as defined herein), at maturity you will receive the principal amount plus a positive return equal to the underlying return (as defined herein) multiplied by 2.5, up to the maximum gain of between 72% and 78% (to be determined on the trade date). If the ending price is less than the starting price, at maturity you will receive the principal amount reduced by 1% for every 1% by which the ending price is less than the starting price. You will not receive periodic interest or dividend payments during the term of the ROS. Investing in the ROS involves significant risks. You may lose some or all of your principal amount if the underlying return is negative. Any payment on the ROS is subject to the creditworthiness of the Issuer.

Features
☐	Tactical Investment Opportunity: At maturity, the ROS enhance the positive returns of the underlying equity up to the maximum gain while providing 1-for-1 downside exposure. In moderate-return environments, this strategy provides the opportunity to outperform investments that track the performance of the underlying equity.
☐	Enhanced Return Strategy: The ROS provide the opportunity to receive an enhanced return by multiplying a positive underlying return by the multiplier of 2.5, up to the maximum gain.

Key Dates*

Trade Date	November 23, 2010
Settlement Date	November 29, 2010
Final Valuation Date	November 24, 2014
Maturity Date	November 28, 2014
*	Expected. In the event we make any change to the expected trade date and settlement date, the final valuation date and the maturity date will be changed to ensure that the stated term of the ROS remains the same.
Security Offerings

This free writing prospectus relates to an offering of ROS linked to The Financial Select Sector SPDR® Fund with a maturity of 4 years.

The starting price for the ROS will be set on the trade date. The return of the ROS, if any, is subject to, and will in no event exceed, the predetermined maximum gain of between 72% and 78% (to be determined on the trade date for the ROS) and, accordingly, any return at maturity will not exceed the specified maximum gain. The ROS is offered at a minimum investment of $1,000 and in denominations of $10 in excess thereof.

Underlying Equity	Term	Maximum Gain*	Maximum Payment at Maturity per $10.00 Security*	Starting Price*	CUSIP	ISIN
The Financial Select Sector SPDR® Fund	4 years	72% to 78%	$17.20 to $17.80	•	90267F253	US90267F2535
*	To be determined on the trade date for the ROS.

See “Additional Information about UBS and the ROS” on page 2. The ROS will have the terms set forth in the Return Optimization Securities product supplement (the “product supplement”), the accompanying prospectus and this free writing prospectus. See “Key Risks” beginning on page 8 and the more detailed “Risk Factors” beginning on page PS-12 of the product supplement for risks related to an investment in the ROS. Your ROS do not guarantee any return of principal at maturity and are fully exposed to any decline in the price of the underlying equity.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this free writing prospectus, the product supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities of UBS AG and are not FDIC insured.

The ROS will not be listed on any U.S. securities exchange or quotation system.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Security	$10.00	$0.30	$9.70
Total	$•	$•	$•

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the ROS

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the ROS) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the product supplement if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Return Optimization Securities product supplement dated May 5, 2010: http://www.sec.gov/Archives/edgar/data/1114446/000139340110000224/c183490_690487-424b2.htm
♦	Prospectus dated January 13, 2009: http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this free writing prospectus, “ROS” or the “Securities” refer to the ROS that are offered hereby. Also, references to the “Return Optimization Securities product supplement” mean the UBS product supplement, dated May 5, 2010, relating to the ROS generally, and references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants”, dated January 13, 2009.

Investor Suitability

A ROS may be suitable for you if:

♦	You seek an investment with an enhanced return linked to the performance of the underlying equity and you believe the price of the underlying equity will increase moderately over the term of the ROS — meaning that such an increase, as magnified by the multiplier, is unlikely to exceed the maximum gain indicated herein at maturity.
♦	You are willing to make an investment that is exposed to the full downside performance of the underlying equity and does not guarantee any return of principal at maturity.
♦	You are willing to invest in securities for which your potential return is capped at the maximum gain of between 72% and 78% (to be determined on the trade date).
♦	You are willing to forgo dividends or other distributions paid on the underlying equity.
♦	You are willing to hold the ROS to maturity, a term of 4 years.
♦	You are aware that there may be little or no secondary market for the ROS.
♦	You do not seek current income from this investment.
♦	You are comfortable with the creditworthiness of UBS, as Issuer of the ROS.

A ROS may not be suitable for you if:

♦	You do not believe the price of the underlying equity will increase over the term of the ROS, or you believe the price of the underlying equity will increase by more than the indicated maximum gain at maturity.
♦	You seek an investment that is not exposed to the full downside performance of the underlying equity and that guarantees some return of principal at maturity.
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by UBS or another issuer with a similar credit rating.
♦	You seek an investment whose return is not subject to a cap that is equal to the maximum gain of between 72% and 78% (to be determined on the trade date).
♦	You prefer to receive the dividends or other distributions paid on the underlying equity.
♦	You are unable or unwilling to hold the ROS to maturity, a term of 4 years.
♦	You seek an investment for which there will be an active secondary market.
♦	You seek current income from this investment.
♦	You are not willing or are unable to assume the credit risk associated with UBS, as Issuer of the ROS.

The suitability considerations identified above are not exhaustive. Whether or not the ROS are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the ROS in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 8 of this free writing prospectus for risks related to an investment in the ROS.

Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per ROS
Term	4 years
Underlying Equity	One share of The Financial Select Sector SPDR® Fund
Payment at Maturity(1) (per ROS)	You will receive a cash payment per ROS at maturity based on the performance of the underlying equity during the term of the ROS.
If the underlying return is greater than zero, you will receive the sum of (a) the principal amount plus (b) the principal amount multiplied by the lesser of (i) the maximum gain and (ii) the underlying return multiplied by the multiplier:
$10.00 + [$10.00 × (the lesser of (i) the maximum gain and (ii) the underlying return multiplied by the multiplier)]
If the underlying return is zero, you will receive your principal amount of: $10.00.
If the underlying return is less than zero, you will lose 1% of your principal amount for each 1% that the ending price is less than the starting price:
$10.00 + ($10.00 × underlying return)
Accordingly, the ROS do not guarantee any return of principal at maturity. The ROS are fully exposed to any decline in the price of the underlying equity.
Multiplier	2.5
Maximum Gain	Between 72% and 78% (the maximum gain will be determined on the trade date).
Underlying Return	Ending Price – Starting Price Starting Price
Starting Price	The closing price of the underlying equity on the trade date, as determined by the calculation agent (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the ROS product supplement).
Ending Price	The closing price of the underlying equity on the final valuation date, as determined by the calculation agent.
Closing Price	The closing price of the underlying equity on the trading day will be the closing price of one share of the underlying equity as determined by the calculation agent based upon the last reported sale price for the underlying equity during the principal trading session on such day on the primary United States securities exchange on which the underlying equity is listed or admitted for trading.
Calculation Agent	UBS Securities LLC, or any successor thereto.

Determining Payment at Maturity

As such, you could lose up to the entire principal amount of your ROS depending on how much the price of the underlying equity decreases over the term of the ROS.

(1)	Any payment on the ROS is subject to the creditworthiness of the Issuer. If UBS is unable to satisfy its obligations as they come due, you may not receive any amounts owed to you under the terms of the ROS.

What are the tax consequences of the ROS?

The United States federal income tax consequences of your investment in the ROS are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-41 of the ROS product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the ROS. Pursuant to the terms of the ROS, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your ROS as a pre-paid derivative contract with respect to the underlying equity. If your ROS are so treated, subject to the discussion below with respect to “constructive ownership” transactions and “PFICs” you should generally recognize long-term capital gain or loss upon the sale or maturity of your ROS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your ROS if you have held your ROS for more than one year.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your ROS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the ROS, it is possible that your ROS could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations  — Alternative Treatments” on page PS-43 of the ROS product supplement.

A “constructive ownership transaction” includes certain contracts under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the shares of the underlying equity). Under the “constructive ownership” rules, if an investment in securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Supplemental U.S. Tax Consideration” beginning on page PS-41 of the ROS product supplement) in respect of a security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)) of the U.S. holder (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the security (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the security).

Although the matter is not clear, all or a portion of any gain on the sale or settlement of a ROS after one year could be treated as a “constructive ownership transaction.” If such treatment applies, any “Excess Gain” recognized by a U.S. holder in respect of the ROS would be recharacterized as ordinary income. Moreover, because the U.S. holder does not share in distributions made on the underlying equity referenced by the ROS, such distributions should be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the shares of the underlying equity directly. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether the issuer of the underlying equity would be treated as a “passive foreign investment company (“PFIC”) within the meaning of Section 1297 of the Code. In the event that the issuer of any stock owned by issuer of the underlying equity were treated as a passive foreign investment company, certain adverse U.S. federal income tax consequences might apply. You should consult your tax advisor regarding the possible consequences to you in the event that one or more issuers of stock is or becomes a passive foreign investment company.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the ROS. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the ROS should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the ROS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code described above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your ROS for United States federal income tax purposes in accordance with the treatment described above and under ``Supplemental U.S. Tax Considerations” beginning on page PS-41 of the ROS product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of the ROS purchased after the bill was enacted to accrue interest income over the term of the ROS despite the fact that there will be no interest payments over the term of the ROS. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ROS.

Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the ROS.

PROSPECTIVE PURCHASERS OF THE ROS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE ROS.

Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the underlying equity relative to its starting price. We cannot predict the ending price or the closing price of the underlying equity on any trading day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the underlying equity. The numbers set forth in the examples below have been rounded for ease of analysis.

The following scenario analysis and examples illustrate the payment at maturity for a $10.00 ROS on a hypothetical offering of the ROS, based on the following assumptions*:

Investment Term:	4 years
Starting Price:	$15
Multiplier:	2.5
Hypothetical Maximum Gain	75%
Hypothetical Range of Underlying Return**	50% to -50%
*	The actual terms will be set on the trade date for the ROS.
**	The underlying return range is provided for illustrative purposes only. The actual underlying return may end up below -50% and you therefore may lose up to 100% of your investment in the ROS.

Example 1 — The price of the underlying equity increases from a starting price of $15.00 to an ending price of $15.45.

The underlying return is calculated as follows:

($15.45 – $15.00) / $15.00 = 3.00%

Because the underlying return is greater than zero, the payment at maturity is calculated as follows:

 $10.00 + [$10.00 × (the lesser of (i) the maximum gain and (ii) the underlying return × 2.5)]

=$10.00 + [$10.00 × (the lesser of (i) 75% and (ii) 3.00% × 2.5)]

=$10.00 + [$10.00 × (the lesser of (i) 75% and (ii) 7.50%)]

=$10.00 + [$10.00 × 7.50%]

=$10.00 + $0.75

=$10.75

Since the underlying return is 3%, you will receive 2.5 × the underlying return, or a 7.50% total return, and the payment at maturity is equal to $10.75 per $10.00 principal amount of ROS.

Example 2 — The price of the underlying equity increases from a starting price of $15.00 to an ending price of $20.25.

The underlying return is calculated as follows:

($20.25 – $15.00) / $15.00 = 35%

Because the underlying return is greater than zero, the payment at maturity is calculated as follows:

 $10.00 + [$10.00 × (the lesser of (i) the maximum gain and (ii) the underlying return × 2.5)]

=$10.00 + [$10.00 × (the lesser of (i) 75% and (ii) 35% × 2.5)]

=$10.00 + [$10.00 × (the lesser of (i) 75% and (ii) 87.50%)]

=$10.00 + [$10.00 × 75%]

=$10.00 + $7.50

=$17.50

Since 2.5 × the underlying return of 35% is more than the maximum gain of 75%, your return will be capped at the maximum gain of 75%, and the payment at maturity is equal to $17.50 per $10.00 principal amount of ROS.

Example 3 — The price of the underlying equity decreases from a starting price of $15.00 to an ending price of $12.00.

The underlying return is calculated as follows:

($12.00 – $15.00) / $15.00 = -20.00%

Because the underlying return is less than zero, the payment at maturity is calculated as follows:

 $10.00 + ($10.00 × underlying return)

=$10.00 + ($10.00 × -20.00%)

=$10.00 – $2.00

=$8.00 (a 20% loss)

Accordingly, if the ending price of the underlying equity is below the starting price, you may lose up to 100% of your principal.

Key Risks

An investment in the ROS involves significant risks. Some of the risks that apply to the ROS are summarized here, but we urge you to read the more detailed explanation of risks relating to the ROS generally in the “Risk Factors” section of the ROS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the ROS.

♦	You may lose some or all of your principal — The ROS do not guarantee any return of principal at maturity. The ROS are fully exposed to any decline in the closing price of the underlying equity on the final valuation date relative to the trade date. You will lose 1% (or a fraction thereof) of your principal for each percentage point (or a fraction thereof) that the underlying return is negative.
♦	Your growth potential is limited — If the underlying return is positive, the underlying return will be multiplied by the multiplier, subject to the maximum gain on the ROS. Therefore, you will not benefit from any positive underlying return, multiplied by the multiplier, in excess of the maximum gain. YOU WILL NOT RECEIVE A RETURN ON THE ROS GREATER THAN THE MAXIMUM GAIN.
♦	Credit of UBS — The ROS are senior unsecured debt obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ROS depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the ROS and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the ROS.
♦	Maximum potential return only at maturity — You can earn the potential maximum return from UBS, as Issuer, only if you hold your ROS to maturity.
♦	Single ETF risk — The price of the underlying equity can rise or fall sharply due to factors specific to the underlying equity or the securities constituting the assets of the The Financial Select Sector SPDR® Fund (“Financial SPDR Fund”) (“underlying assets”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
♦	No interest or dividend payments — You will not receive any periodic interest payments on the ROS and you will not receive any dividend payments or other distributions on the underlying equity (and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your ROS).
♦	Owning the ROS is not the same as owning the underlying equity — The return on your ROS may not reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any voting rights, dividend payments or other distributions during the term of the ROS, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your ROS.
♦	There may be little or no secondary market for the ROS — The ROS will not be listed or displayed on any securities exchange or any electronic communications network, unless otherwise specified in the applicable pricing supplement. There can be no assurance that a secondary market for the ROS will develop. UBS Securities LLC and other affiliates of UBS may make a market in the ROS, although they are not required to do so and may stop making a market at any time. If you are able to sell your ROS prior to maturity, you may have to sell them at a substantial loss.
♦	Dealer Incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.30 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.
♦	Price prior to maturity — The market price of the ROS will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the ROS; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
♦	Impact of fees on secondary market prices — Generally, the price of the ROS in the secondary market is likely to be lower than the issue price since the issue price includes, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the ROS.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with return linked to the performance of the underlying equity, may adversely affect the market price of the underlying equity and, therefore, the market value of the ROS.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity or the issuers of any underlying assets, which may present a conflict between the obligations of UBS and you, as a holder of the ROS. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the ROS. Any such research, opinions or recommendations could affect the price of the underlying equity, and therefore the market value of the ROS.
♦	The value of the underlying equity may not completely track the value of the securities in which the Financial SPDR Fund invests — Although the trading characteristics and valuations of the underlying equity will usually mirror the characteristics and valuations of the securities in which the Financial SPDR Fund invests, its value may not completely track the value of those underlying assets. The value of the underlying equity will reflect transaction costs and fees that the underlying assets do not have. In addition, although the underlying equity is currently listed for trading on an exchange, there is no assurance that an active trading market will continue for the underlying equity or that there will be liquidity in the trading market.
♦	Fluctuation of NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the underlying equity may fluctuate in accordance with changes in the Financial SPDR Fund’s NAV and supply and demand on the exchange on which the underlying equity is listed. In addition, the market price of the underlying equity may differ from its NAV per share; shares of the underlying equity may trade at, above or below its NAV per share.
♦	Failure of the underlying equity to track the level of its underlying index — While the Financial SPDR Fund is designed and intended to track the level of the Financial Select Sector Index (the “underlying index”), various factors, including fees and other transaction costs, will prevent the price of the underlying equity from correlating exactly with changes in the level of the underlying index. Accordingly, the performance of the underlying equity will not be equal to the performance of the underlying index during the term of the ROS.
♦	The ROS are subject to risks associated with the financial sector — The stocks held by the Financial SPDR Fund are stocks of companies representing the financial sector of the S&P 500® Index. The underlying equity may be subject to increased price volatility as the holdings of the Financial SPDR Fund are concentrated in a single industry and may be more susceptible to economic, market, political or regulatory occurrences affecting that industry.

Financial services companies are subject to extensive governmental regulation, which may limit both the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge, and which may change at any time. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change. Credit losses resulting from the financial difficulties of borrowers can negatively impact the sector, and are difficult to predict. Insurance companies may be subject to severe price competition. Economic, business or political developments affecting real estate could have a major effect on the value of real estate securities (which include real estate investment trusts). Certain financial shares, including certain core holdings of the underlying equity issuer, have recently experienced substantial share price declines. These factors could cause or contribute to large movements in the price of shares of the underlying equity.

♦	Antidilution protection is limited — For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the starting price. However, the calculation agent will not make such adjustments in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make such adjustments, the value of the ROS may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the product supplement as necessary to achieve an equitable result.
♦	Uncertain Tax Treatment — Significant aspects of the tax treatment of the ROS are uncertain. You should consult your own tax advisor about your own tax situation. See “What Are the Tax Consequences of the ROS” on page 5.

Information about the Underlying Equity

All disclosures contained in this free writing prospectus regarding the underlying equity are derived from publicly available information. Neither UBS nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the underlying equity contained in this free writing prospectus. You should make your own investigation into the underlying equity.

Included on the following pages is a brief description of the issuer of the underlying equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equity. The information given below is for the four calendar quarters in each of 2006, 2007, 2008 and 2009 and the first, second and third calendar quarters of 2010. Partial data is provided for the fourth calendar quarter of 2010. We obtained the closing price information set forth below from the Bloomberg Professional service (``Bloomberg”) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

The underlying equity is registered under the Securities Exchange Act of 1934 (the ``Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the underlying equity with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying equity under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

The Financial Select Sector SPDR® Fund

We have derived all information contained in this free writing prospectus regarding The Financial Select Sector SPDR® Fund (the “Financial SPDR Fund”) from publicly available information. Such information reflects the policies of, and is subject to change by, SSgA Funds Management, Inc., the investment manager of the Financial SPDR Fund. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The Financial SPDR Fund is one of nine separate investment portfolios (each, a “Select Sector Fund”) that constitute the Select Sector SPDR Trust. Each Select Sector SPDR Fund is an “index fund” that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of general industry classification from a universe of companies defined by the The S&P 500® Index (“S&P 500”). The nine Select Sector Indexes upon which the Select Sector Funds are based together comprise all of the companies in the S&P 500. The Financial SPDR Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Financial Select Sector Index.

The Financial Select Sector Index includes companies from the following industries: diversified financial services, insurance, commercial banks, capital markets, real estate investment trusts, consumer finance, thrifts & mortgage finance and real estate management & development. The Financial Select Sector Index is one of nine Select Sector Indexes developed and maintained in accordance with the following criteria: (1) each of the component securities in a Select Sector Index is a constituent company of the S&P 500; (2) each stock in the S&P 500 is allocated to one and only one of the Select Sector Indexes; and (3) each Select Sector Index is calculated by the New York Stock Exchange's Index Services Group using a modified “market capitalization” methodology.

In seeking to track the performance of the Financial Select Sector Index, the Financial SPDR Fund employs a replication strategy, which means that the Financial SPDR Fund typically invests in substantially all of the securities represented in the Financial Select Sector Index in approximately the same proportions as the Financial Select Sector Index. Under normal market conditions, the Financial SPDR Fund generally invests substantially all, but at least 95%, of its total assets in the securities comprising the Financial Select Sector Index.

As of November 18, 2010, ordinary operating expenses of the Financial SPDR Fund are expected to accrue at an annual rate of 0.21% of the Financial SPDR Fund's daily net asset value. Expenses of the Financial SPDR Fund reduce the net value of the assets held by the Financial SPDR Fund and, therefore, reduce the value of each share of the Financial SPDR Fund. As of November 18, 2010, the Financial SPDR Fund's five largest company holdings include: JP Morgan Chase & Co. (9.31%), Wells Fargo & Co. (8.52%), Berkshire Hathaway ‘B’ (8.28%), Bank of America Corp. (6.95%) and Citigroup Inc. (6.49%).

Information filed by the Select Sector SPDR Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file number: 001-14647 and 811-08837. The Financial SPDR Fund’s website is http://www.sectorspdr.com/eqsnaps/?do=snapshot&symbol=XLF. Shares of the Financial SPDR Fund are listed on the NYSE Arca under ticker symbol “XLF.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for the underlying equity, based on daily closing prices on the NYSE Arca, as reported by Bloomberg. The closing price of the underlying equity on November 19, 2010 was $14.84. You should not take the historical prices of the underlying equity as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$33.17	$31.33	$29.01
4/3/2006	6/30/2006	$34.17	$31.49	$28.96
7/3/2006	9/29/2006	$34.76	$31.64	$31.27
10/2/2006	12/29/2006	$37.12	$34.54	$33.38
1/3/2007	3/30/2007	$37.94	$34.67	$32.41
4/2/2007	6/29/2007	$38.00	$35.34	$33.05
7/2/2007	9/28/2007	$36.76	$32.15	$31.61
10/1/2007	12/31/2007	$35.83	$28.19	$27.03
1/2/2008	3/31/2008	$29.50	$23.40	$23.36
4/1/2008	6/30/2008	$27.67	$20.20	$19.16
7/1/2008	9/30/2008	$22.64	$17.18	$19.11
10/1/2008	12/31/2008	$20.58	$ 9.39	$12.26
1/2/2009	3/31/2009	$12.69	$ 6.20	$ 8.65
4/1/2009	6/30/2009	$13.02	$ 9.06	$11.81
7/1/2009	9/30/2009	$15.34	$11.10	$14.79
10/1/2009	12/31/2009	$15.71	$14.02	$14.29
1/4/2010	3/31/2010	$16.02	$13.66	$15.90
4/1/2010	6/30/2010	$17.05	$13.81	$13.78
7/1/2010	9/30/2010	$15.08	$13.44	$14.35
10/1/2010*	11/19/2010*	$15.58	$14.34	$14.84
*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through November 19, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the performance of the underlying equity from August 16, 2002 through November 19, 2010, based on information from Bloomberg. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents”, and the Agents will agree to purchase, all of the ROS at the issue price less the underwriting discount indicated on the cover of this free writing prospectus.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the ROS and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of NASD Rule 2720. Consequently, this offering is being conducted in compliance with the provisions of NASD Rule 2720. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.